SUPPLEMENTAL AGREEMENT

This Supplemental Agreement is entered into this 28th day of September, 2005 by and between iBroadband, Inc. (“Issuer”), a Nevada corporation, and iBroadband of Texas, Inc. (“Private Company”), a Delaware corporation.

WHEREAS, the parties hereto have previously entered into an Agreement for the Exchange of Common Stock dated September 6, 2005 (the “Agreement”); and

WHEREAS, shareholders representing more than 90% but less than 100% of the outstanding shares of the Private Company’s common stock have yet to date executed written consents to the Agreement (each such non-agreeing shareholder hereafter referred to as “Non-agreeing Shareholder”); and

WHEREAS, all other terms and conditions required of the Agreement have been fulfilled by the parties; and

WHEREAS, the parties desire and agree to close the said Agreement as set forth therein and as modified by this Supplemental Agreement.

NOW THEREFORE, the parties agree as follows:

1.  The parties shall close the Agreement and transactions therein contemplated on September 29, 2005.

2.  The Issuer shall, at and subsequent to closing, reserve for issuance to each Non-agreeing Shareholder that number of the Issuer’s shares as is set forth opposite each such shareholder’s name on Exhibit A to the Agreement; provided however, that each Non-agreeing Shareholder must hereafter execute and deliver a written consent to the Agreement accompanied by the surrender of the appropriate Private Company stock certificate as is provided by the terms and conditions of the Agreement.

AGREED:

AGREED:

Issuer:

Private Company

By, /s/ Marie Ysais, President

By, /s/ Jeffrey Poll, Chief Operating Officer

      Name and Title                Name and Title